SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 18, 2006

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation

        On April 18, 2006, Derma Sciences, Inc. (the “Registrant”) entered into an amendment (the “Amendment”) to its three year revolving credit facility agreement (the “Agreement”) with CapitalSource Finance, LLC (the “Lender”). The Agreement is described in the Registrant’s Form 8-K filed February 4, 2005. Except as described below, the Agreement remains unchanged and in full force and effect.

        The Amendment amends and restates the following covenants of the Agreement as measured at the end of each month for the average of the three most recent calendar months: (a) the Registrant must maintain EBITDA (earnings before interest, taxes, depreciation and amortization) in the range of $300,000 (as of March 31, 2006) to $900,000 (post December 31, 2006), (b) the Registrant’s fixed charge ratio (EBITDA divided by the sum of debt service, capital expenditures, income taxes and dividends) must be at least 1.0 to 1.0 (as of March 31, 2006 and April 30, 2006) and 1.25 to 1.0 (post April 30, 2006), and (c) the Registrant’s net leverage ratio (total debt divided by EBITDA) (i) as of April 30, 2006 must not exceed 1.0 to 3.0, (ii) as of May 31, 2006 must not exceed 1.0 to 2.75, (iii) as of the last day of each calendar month beginning June 30, 2006 through December 30, 2006 must not exceed 1.0 to 2.5, and (iv) as of the last day of each calendar month thereafter must not exceed 1.0 to 2.0. In addition, effective May 31, 2006, the Registrant’s collections must not be less than $1,300,000 for each calendar month.

        The Amendment provides for an increase in the revolving credit facility cap from $2.0 million to $3.5 million the effect of which is to increase the Registrant’s potential advances under the revolving facility, as of April 18, 2006, from approximately $1.8 million to approximately $2.8 million.

        The Amendment also provides for the initiation of a new term loan facility in the amount of $1.0 million (the “Term Facility Amount”) which amount the Registrant is required to utilize in connection with its acquisition of substantially all of the assets of Western Medical, Inc. (the “Western Medical Acquisition”). The term loan facility has been fully funded and applied to the Western Medical Acquisition. For a description of the Western Medical Acquisition, please refer to the Registrant’s Form 8-K relative to the acquisition filed April 24, 2006.

        The Term Facility Amount bears interest at prime plus 5.0% for which purpose prime may not be lower than 7.75%. On the first day of each month from May 1, 2006 through September 1, 2006, payments of interest only are required on the Term Facility Amount. Commencing October 1, 2006 and on the first day of the 28 months thereafter, payments of accrued interest and principal amortized at the rate of 1/36th of the Term Facility Amount ($27,777) are required. On April 1, 2009, payment of all principal and accrued interest of the Term Facility Amount is required.

        The Registrant is required to apply its excess cash flow (as defined in the Amendment) to the reduction of the principal balance of the Term Facility Amount.

        Balances due under the CapitalSource Finance, LLC credit facilities are secured by: (i) a first lien on the inventory, accounts receivable, equipment and intellectual property of the Registrant and its U.S. subsidiary, Sunshine Products, Inc., and (ii) a secured lien on the assets of the Registrant’s Canadian subsidiary, Derma Sciences Canada Inc. In addition, Western Medical, Inc. has subordinated to CapitalSource Finance, LLC its right to payment under a $500,000 promissory note payable to it by the Registrant in partial consideration for the Registrant’s purchase of Western Medical’s assets. Further, Western Medical and the Registrant have acknowledged that the Registrant’s obligations to CapitalSource Finance, LLC under the credit facilities take precedence over the Registrant’s executory obligations to Western Medical under the asset purchase agreement relating to the Registrant’s purchase of Western Medical’s assets. For more detail concerning the foregoing agreements, please refer to the Intellectual Property Collateral Lien, the Subordination Agreement and the Collateral Assignment of the Asset Purchase Agreement attached hereto as Exhibits 10.02, 10.03 and10.04, respectively.

        The Registrant incurred loan origination and legal fees of approximately $50,000 in connection with the negotiation and implementation of the Amendment.

        The Registrant incorporates by reference herein a conformed copy of the Amendment which is attached hereto as Exhibit 10.01.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits:

10.01	- Amendment #2 to Revolving Credit and Security Agreement
10.02	- Intellectual Property Collateral Lien
10.03	- Subordination Agreement
10.04	- Collateral Assignment of Asset Purchase Agreement

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.
	By:	/s/ John E. Yetter
John E. Yetter, CPA Vice President and Chief Financial Officer
Date: April 24, 2006

EXHIBIT INDEX:

10.01	- Amendment #2 to Revolving Credit and Security Agreement
10.02	- Intellectual Property Collateral Lien
10.03	- Subordination Agreement
10.04	- Collateral Assignment of Asset Purchase Agreement